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Exhibit (11) - Statement Re:  Computation of Earnings Per Share

COMPUTATION OF EARNINGS PER SHARE
Comerica Incorporated and Subsidiaries

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(In thousands, except per share data)

                                     Three Months Ended      Six Months Ended
                                           June 30                June 30
                                     -------------------    -------------------
                                        1994        1993        1994       1993
                                     --------   --------    --------   --------
Primary:
  Average shares outstanding          118,556    118,996     116,574    118,831
  Common stock equivalent:
    Net effect of the assumed
      exercise of stock options           974      1,187         923      1,269
                                     --------   --------    --------   --------
    Primary average shares            119,530    120,183     117,497    120,100
                                     ========   ========    ========   ========

Net income                           $ 99,178   $ 83,727    $190,041   $166,852
Less preferred stock dividends              -          -           -         42
                                     --------   --------    --------   --------
Income applicable to common
  stock                              $ 99,178   $ 83,727    $190,041   $166,810
                                     ========   ========    ========   ========
Primary net income per share            $0.83      $0.70       $1.62      $1.39

Fully diluted:
  Average shares outstanding          118,556    118,996     116,574    118,831
  Common stock equivalents:
    Net effect of the assumed
      exercise of stock options           975      1,187         947      1,270
    Average shares reserved for
      conversion of convertible
      debt                                  -        161           -        322
                                     --------   --------    --------   --------
    Fully diluted average shares      119,531    120,344     117,521    120,423
                                     ========   ========    ========   ========

Net income                           $ 99,178   $ 83,727    $190,041   $166,852
Less preferred stock dividends              -          -           -         42
                                     --------   --------    --------   --------
Income applicable to common
  stock                              $ 99,178   $ 83,727    $190,041   $166,810
Interest on convertible debt
  less related income tax effect            -         25           -         86
                                     --------   --------    --------   --------
Net income applicable to common
  stock excluding above interest
  (net of income tax effect)         $ 99,178   $ 83,752    $190,041   $166,896
                                     ========   ========    ========   ========
Fully diluted net income
  per share                             $0.83      $0.70       $1.62      $1.39

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